Exhibit 10.1

BLUE COAT SYSTEMS, INC.

November 4, 2004

Robert P. Verheecke

730 Southhampton Drive

Palo Alto, CA 94303

Dear Bob:

This letter (the “Agreement”) is to confirm the agreement between you and Blue Coat Systems, Inc., formerly CacheFlow Inc. (the “Company”) regarding the termination of your employment with the Company.

1.	Your employment with the Company will terminate on May 2, 2005. You shall continue as an employee until May 2, 2005, provided that you may resign your employment on any earlier date for any reason or no reason. The Company may terminate your employment prior to May 2, 2005 only for Cause. “Cause” means (a) a material failure to comply with the Company’s written policies or rules, (b) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, or (c) gross misconduct. The earlier of May 2, 2005 or the earlier date that you resign as an employee or are terminated for Cause by the Company shall be referred to herein as the (“Termination Date”). From the date of this Agreement through the Termination Date, you may continue to participate in those employee benefits for which you are an eligible employee. The Company will continue paying you your current base salary in accordance with the Company’s standard payroll procedures until the Termination Date. In addition, you will remain eligible for bonuses through the Termination Date in accordance with our existing practice.

2.	On the Termination Date you will be paid all of your accrued but unused vacation and all of your salary earned through the Termination Date. You agree that prior to the execution of this Agreement you were not entitled to receive any further monetary payments from the Company, and that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.

3.	Although you are not otherwise entitled to receive any severance benefits from the Company, following the Termination Date provided (A) you remain employed through May 2, 2005 and your employment is not terminated for Cause, and (B) you sign the Second Release attached hereto as Exhibit A, then on the date of execution of the Second Release, the Company will (a) pay you a lump sum severance payment less all applicable withholdings per the attached Schedule A depending upon the hire date of a new CFO; (b) accelerate your stock option vesting and provide the option exercise extension benefit as specified in paragraph 4; and (c) if you elect to continue your health insurance coverage under COBRA, the Company will reimburse the COBRA premiums paid by you to

Robert P. Verheecke

November 4, 2004

continue the medical benefits for you and your eligible dependents through and until a date specified per the attached Schedule A. After the Company’s obligation to reimburse COBRA premiums under this Agreement ends, you may elect to continue your COBRA benefits at your own expense. If you breach any provision of this Agreement, you understand that no additional severance payments will be made and that you must immediately return to the Company all severance payments that you already received.

4.	On July 31, 2001 the Company granted you an option to purchase 100,000 shares of the Company’s common stock at an exercise price of $16.75 per share (the “First Option”), on July 10, 2002 the Company granted you an option to purchase 50,000 shares of the Company’s common stock at an exercise price of $2.25 per share (the “Second Option”), and also on June 17, 2003 the Company granted you an option to purchase 40,000 shares of the Company’s common stock at an exercise price of $5.60 per share (the “Third Option” and together with the First and Second Option, the “Options”). Each of the Options is evidenced by an option agreement (collectively, the “Option Agreements”) and is subject to the terms and conditions of the Company’s 1999 Equity Incentive Plan. As of May 2, 2004, you will be vested in the number of shares indicated below:

Grant Date	Number of Shares	Exercise Price	Vested 5/02/04	Unvested 5/03/04
7/31/2001	100,000	$16.75	100,000	0
7/10/2002	50,000	$2.25	50,000	0
6/17/2003	40,000	$5.60	20,000	20,000

Pursuant to the terms of this Agreement, on your Termination Date provided (A) you remain employed through May 2, 2005 and your employment is not terminated for Cause, and (B) you sign the Second Release, then on the Second Release Effective Date you will become vested in additional shares of the Company’s common stock under the Options such that you are vested in the aggregate number of shares set forth below.

Grant Date	Number of Shares	Exercise Price	Vested Effective After Termination Date	Unvested Effective After Termination Date
7/31/2001	100,000	$16.75	100,000	0
7/10/2002	50,000	$2.25	50,000	0
6/17/2003	40,000	$5.60	40,000	0

From the date of this Agreement through the Termination Date, you will continue to vest in the Options. Should a Change in Control occur prior to the Termination

Robert P. Verheecke

November 4, 2004

Date, vesting of the Options will accelerate in accordance with the existing terms of the Option Agreements. Pursuant to the Option Agreements, you will have three (3) months following your Termination Date to exercise the Options with respect to the vested but unexercised shares. If you sign this Agreement and do not revoke this Agreement and sign the Second Release, then as of the Second Release Effective Date, the Company will agree to allow you twelve (12) months following your Termination Date to exercise the Options with respect to the vested but unexercised shares. All of the shares acquired pursuant to the exercise of the Options will continue to be subject to and governed by the Option Agreements, except that any incentive stock options will cease to be eligible for favorable tax treatment as a result of the extension benefit set forth herein. You acknowledge that under the terms, conditions and limitations of the Option Agreements, the Options will expire with respect to the unvested shares on your Termination Date. You acknowledge that you have no other stock rights in the Company (or any parent or subsidiary) other than those rights enumerated in this paragraph and paragraph 12 and further that all terms, conditions and limitations applicable to the Options pursuant to the Option Agreements shall remain in full force and effect.

5.	You acknowledge that you have continuing obligations under the Federal and state securities laws for a period of time following your cessation of employment, including (without limitation) under Rule 144 and Section 16, and that you may not sell shares of the Company’s common stock in violation of the Company’s insider trading policy or in violation of Rule 10b-5.

6.	In consideration for receiving the severance payment, benefits and stock option vesting acceleration and extension benefits described above, you waive and release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors, or past or present subsidiaries, stockholders, officers, directors, agents, consultants, attorneys, employees and assigns, and employee benefit plans with respect to any matter (without limitation) arising out of or connected with your employment with the Company or the termination of that employment, including without limitation, claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, breach of the covenant of good faith and fair dealing, any claims of discrimination or harassment based on sex, age, race, national origin, disability or on any other basis, under Title VII of the Civil Rights Act of 1964, as amended, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, and all other laws and regulations relating to employment. However, this release covers only those claims that arose prior to the execution of this Agreement. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement.

Robert P. Verheecke

November 4, 2004

7.	You expressly waive and release any and all rights and benefits under Section 1542 of the Civil Code of the State of California, which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor.”

8.	You agree that you will never, individually or with any other person, commence, aid in any way (except as required by legal process) or prosecute, or cause or permit to be commenced or prosecuted, any action or other proceeding based on any claim that is the subject of this Agreement.

9.	Nothing contained in this Agreement shall constitute or be treated as an admission by you or the Company of liability, of any wrongdoing, or of any violation of law.

10.	You and the Company understand and agree that nothing in this Agreement shall modify in any manner any indemnification and/or insurance rights you may have pursuant to the Company’s Certificate of Incorporation, Bylaws, the Indemnification Agreement between you and the Company dated May 1, 2001, or any applicable insurance policy for officers and directors liability.

11.	At all times in the future, you will remain bound by the Company’s Proprietary Information and Invention Agreement signed by you on May 1, 2001, a copy of which is attached.

12.	Your participation in the Company’s Employee Stock Purchase Plan will continue through the Termination Date or any earlier reduction in hours worked to 20 hours per week or fewer. Any payroll deductions accumulated but not used to purchase shares as of your last day worked will be refunded to you following your last day worked. You acknowledge that you have no other stock rights in the Company (or any parent or subsidiary) other than those rights enumerated in this paragraph and in paragraph 4 and other than shares you own and that are in your possession. All terms, conditions and limitations applicable to the purchase rights pursuant to the Company’s Employee Stock Purchase Plan shall remain in full force and effect.

13.	You agree that you will not disclose to others the fact or terms of this Agreement, except that you may disclose such information to your attorney or accountant in order for such individuals to render services to you if such individuals agree that they will not disclose to others the existence or terms of this Agreement or unless otherwise required by law and only to the extent required.

14.	You agree that except as expressly provided in this Agreement, this Agreement renders null and void any and all prior agreements between you and the Company. You and the Company agree that this Agreement constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement, and that this Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

Robert P. Verheecke

November 4, 2004

15.	This Agreement shall be construed and interpreted in accordance with the laws of the State of California.

16.	You agree that this Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Execution of a facsimile copy shall have the same force and effect as execution of an original, and a facsimile signature shall be deemed an original and valid signature.

17.	Any controversy involving the construction or application of any terms, covenants or conditions of this Agreement, or any claims arising out of any alleged breach of this Agreement, will be governed by the rules of the American Arbitration Association and submitted to and settled by final and binding arbitration in Santa Clara County, California, except that any alleged breach of the Company’s Proprietary Information and Inventions Agreement shall not be submitted to arbitration and instead the Company may seek all legal and equitable remedies, including without limitation, injunctive relief.

18.	You have up to twenty-one (21) days after receipt of this Agreement within which to review it and to discuss with an attorney of your own choosing, at your own expense, whether or not you wish to sign it. Furthermore, you have seven (7) days after you have signed this Agreement during which time you may revoke this Agreement.

19.	If you wish to revoke this Agreement, you may do so by delivering a letter of revocation to me. Because of this revocation period, you understand that this Agreement shall not become effective or enforceable until the eighth day after the date you sign this Agreement.

Please indicate your agreement with the above terms by signing below.

Robert P. Verheecke

November 4, 2004

Sincerely,

/s/ Brian NeSmith
Brian NeSmith
President & CEO

My agreement with the above terms is signified by my signature below. Furthermore, I acknowledge that I have read and understand this Agreement and that I sign this release of all claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Agreement.

Signed:	/s/ Robert P. Verheecke	Dated: November 4, 2004
Robert P. Verheecke

Exhibit A	–	Second Release
Exhibit B	–	PIIA

Schedule A

New CFO Hire Date	Severance		COBRA Reimbursement*
After Mar 31, Before April 30, 2005	3 months = $	62,500	3 months
After Feb 28, Before March 31, 2005	3 months = $	62,500	3 months
After Jan 31, Before February 28, 2005	2 months = $	41,667	2 months
Before January 31, 2005	1 month = $	20,834	1 month

If you sign this Agreement and elect to continue group health insurance coverage, then the Company will pay the monthly premium under COBRA for yourself and, if applicable, your dependents until the earliest of (a) the end of the period set forth in the table following the month in which the Termination Date occurs, (b) the expiration of your continuation coverage under COBRA or (c) the date you become eligible for substantially equivalent health insurance in connection with new employment.